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                                                                    EXHIBIT 4.2

                                Notice of Trustee

     State Street Bank and Trust Company, as trustee (the "Trustee") under the Indenture dated as of May 13, 1993 with respect to the 11% Senior Secured Notes due May 15, 2003 (the "Notes") issued by Lamar Advertising Company (the "Company"), as such Indenture has been amended by various supplemental indentures for the purpose of adding Subsidiary Guarantors thereto and by the First Supplemental Indenture dated as of July 30, 1996 (as amended to date, the "Original Indenture"), hereby notifies The Chase Manhattan Bank (as successor by merger to the Chase Manhattan Bank (National Association)), as Collateral Agent (the "Collateral Agent") pursuant to a Pledge Agreement dated as of May 15, 1993 among the Company and the companies identified therein as "Subsidiary Pledgors", as amended by Amendment No. 1 thereto dated May 31, 1995, and as further amended by the Second Amendment to Pledge Agreement dated as of July 30, 1996 (as amended to date, the "Pledge Agreement") that, as a result of amendments to the Original Indenture and Pledge Agreement approved by the holders of not less than a majority in aggregate principal amount of the outstanding Notes, effective as of the Acceptance Date (as hereinafter defined) the Trustee (acting on behalf of itself and the holders of the Notes) shall cease to be a "Secured Party" and cease to benefit from any of the provisions of the Pledge Agreement.

     As used herein the Acceptance Date shall be the date certain or all of the Notes are accepted for payment by the Company in accordance with the Offer to Purchase and Consent Solicitation Statement dated October 17, 1996 issued by the Company with respect to the Notes, if such Acceptance Date occurs. Pursuant to a letter of even date herewith, the Company has undertaken to send written notice either of (i) the occurrence of the Acceptance Date or (ii) the abandonment or other termination of the Tender Offer described in such Offer to Purchase and Consent Solicitation Statement. In the event the Company issues a notice described in clause (i) of the preceding sentence this notice shall be effective as of the date specified therein and in the event the Company issues a notice described in clause (ii) of such sentence, this Notice of Trustee shall thereupon have no force or legal effect.

                                         State Street Bank and Trust Company,
                                         as Trustee

                                         By:
                                             --------------------------------
                                                  Andrew M. Sinasky
                                                  Assistant Vice President